Exhibit 21.1

SUBSIDIARIES OF BRIGHTHOUSE FINANCIAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Brighthouse Assignment Company	Connecticut

Brighthouse Connecticut Properties Ventures, LLC	Delaware

Brighthouse Holdings, LLC	Delaware

Brighthouse Investment Advisers, LLC	Massachusetts

Brighthouse Life Insurance Company	Delaware

Brighthouse Life Insurance Company of NY	New York

Brighthouse Reinsurance Company of Delaware	Delaware

Brighthouse Renewables Holding, LLC	Delaware

Brighthouse Securities, LLC	Delaware

Brighthouse Services, LLC	Delaware

Daniel/Brighthouse Midtown Atlanta Master Limited Liability Company	Delaware

ML1065 Hotel, LLC	Delaware

Euro TI Investments LLC	Delaware

Euro TL Investments LLC	Delaware

Greater Sandhill I, LLC	Delaware

New England Life Insurance Company	Massachusetts

The Prospect Company	Delaware

TIC European Real Estate LP, LLC	Delaware

TLA Holdings LLC	Delaware

TLA Holdings II LLC	Delaware

1075 Peachtree, LLC	Delaware